VARIABLE LIFE INSURANCE COMPANY

RIDER

INITIAL TERM INSURANCE BENEFIT PROVISION

We agree, subject to the terms and conditions of this Provision and the policy to which it is attached, that each Insurance Benefit for which a Date Insurance Begins is shown on page 3 of the policy shall be in full force from that Date. That date shall be construed as the date of issue of the applicable Insurance Benefit for all purposes except those relating to: (i) payment of premiums other than the Initial Term Premium; (ii) Valuation Provisions; (iii) dividends; (iv) loans; (v) annual report to Owner; (vi) exchange of policy during first 24 months; (vii) Surrender Values; (viii) nonforfeiture provisions and (ix) amount and periods of extended term and paid-up insurance.

This Provision is issued in consideration of: (a) the application; and (b) the payment of the Initial Term premium shown on page 3 of the policy.

Signed for the Company at Boston, Massachusetts.

President	Secretary

APPROVED
STATE OF NEW YORK

JUL 7 1983

SUPERINTENDENT OF INSURANCE

V9315